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                                                                    Exhibit 99.1


[EMERSON LOGO]
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                               NEWS & INFORMATION


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FOR:            EMERSON RADIO CORP.
                9 Entin Road
                Parsippany, NJ 07054-0430

CONTACT:        EMERSON RADIO CORP.           OR:    INVESTOR RELATIONS:
                Guy A. Paglinco                      Robert Maffei
                Vice President,                      Investor Relations Manager
                Chief Financial Officer              (973) 428-2098
                (973) 428-2413

                                                     EPOCH FINANCIAL GROUP, INC.
                                                     Victor Thompson or
                                                     Todd Atenhan
                                                     (888) 917-5105

Monday, December 5, 2005



                              FOR IMMEDIATE RELEASE


     CHAIRMAN GEOFFREY P. JURICK CLOSES SALE OF 10,000,000 OF HIS SHARES TO
                   SUBSIDIARY OF THE GRANDE HOLDINGS LIMITED

PARSIPPANY, NJ -- December 5, 2005 -- Emerson Radio Corp. (AMEX: MSN) today announced that it had been informed by its Chairman and Chief Executive Officer, Geoffrey P. Jurick, that he had completed the sale of 10,000,000 of his Emerson common shares to a subsidiary of The Grande Holdings Limited, a Hong Kong based group of companies engaged in a number of businesses including the manufacture, sale and distribution of audio, video and other consumer electronics and video products. The purchase price was $5.20 per share and was paid in a combination of cash and a convertible debenture of Grande. As a result of the sale, Grande became the owner of approximately 37% of Emerson's outstanding shares.

The Company also indicated that it had been advised by Mr. Jurick that he intends to remain as its Chairman and Chief Executive Officer until a successor is appointed by the Board. The Board of Directors intends to begin a process shortly in order to find a suitable replacement for Mr. Jurick upon his retirement and to insure a smooth transition of function.

Emerson also announced today that, within the next few days, it intends to terminate its lending arrangements with its existing domestic lending banks and to pay off the small outstanding balance owed. While the Company does not anticipate the need to borrow to support operations for the next few months, it has secured from Mr. Jurick an $8 million credit line which will terminate on the earlier of December 15, 2006 or the date on when the Company secures a new domestic lending facility. The Company currently is in negotiations to obtain a new and more favorable domestic credit facility which it hopes to consummate within the next few weeks.




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In commenting on his sale, Mr. Jurick stated that "I believe that Grande's investment in Emerson shares will create a far reaching strategic alliance between two companies combining substantial resources in manufacturing, brand marketing and global distribution of a wide range of consumer electronic products. Grande's strong presence in the Far East, its manufacturing expertise particularly for Plasma and LCD television sets and its commitment to building a first class worldwide electronics distribution network for branded products should substantially enhance Emerson's business."

Emerson Radio Corp. (AMEX:MSN - News), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, markets and licenses, throughout the world, full lines of televisions and other video products, microwave ovens, clocks, clock radios, audio and home theater products.

This release contains "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including the Company's ability to regain AMEX compliance. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company's reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.